Acorn Achieves Q2 Revenue Increase of 12% and Gross

Margin and Bottomline Improvements in OmniMetrix

Remote Monitoring & Control IoT Business;
Investor Call Tomorrow at 11am ET - Dial 844-834-0644

Wilmington, DE – August 14, 2019 – Acorn Energy, Inc. (OTCQB: ACFN), a provider of remote monitoring and control systems and services for generators, pipelines, compressors and other industrial equipment, through its OmniMetrix subsidiary, today announced results for its second quarter ended June 30, 2019 (Q2’19). Acorn will host an investor call tomorrow at 11:00 a.m. EDT (see details below for the call and Q&A session) to review its results and outlook.

Walter Czarnecki, President and CEO of OmniMetrix, commented, “OmniMetrix achieved continued revenue growth, improved gross margins, and an operating profit during Q2’19. We continued to deploy our next generation products, the Hero 2 Rectifier Monitor and AirGuard Compressor Monitor. We also made progress on new product development on both hardware and software products, which will further improve the customer experience we deliver and help us maintain our costs as we grow.

“We added several new customers in the quarter, including another Fortune 500 energy company. Our progress resulted in improved gross margins of 65% vs. 60% in the prior-year period and an operating profit of $40,000. Our ongoing product development initiatives and investments in additional sales and marketing resources are expected to fuel continued growth in the markets we serve.”

Jan Loeb, President and CEO of Acorn, added, “With steadily improving operating performance at OmniMetrix and overall cost controls, Acorn reduced its consolidated operating loss to $203,000 in Q2’19 versus $261,000 in Q1’19 and $544,000 in Q2’18. We also achieved a critical milestone in our strategic plan by using a portion of the proceeds of a rights offering to reacquire a 19% interest in OmniMetrix for $1.273 million, increasing Acorn’s ownership to 99% from 80%. We feel this is a very positive transaction for our shareholders given the continued growth and improving operating results at OmniMetrix and the attractive purchase terms for the ownership stake which were established in November 2015.

“We plan to make incremental investments in sales and marketing at OmniMetrix during 2019 in order to pursue growth opportunities while continuing to maintain discipline on overhead costs. We also continue to evaluate opportunities to expand our business and enhance value for shareholders.”

OmniMetrix Summary Financial Results

($ in thousands)	Q2’19	Q2’18	Change	1H 2019	1H 2018	Change
Monitoring revenue	$804	$657	22%	$1,570	$1,299	21%
Hardware revenue	$573	$573	0%	$1,134	$1,140	-1%
Total revenue	$1,377	$1,230	12%	$2,704	$2,439	11%
Gross profit	$901	$736	22%	$1,722	$1,481	16%
Gross margin	65%	60%		64%	61%

OmniMetrix’s Q2’19 revenue rose 12% to $1,377,000 from $1,230,000 in Q2’18 due to strength in ongoing monitoring revenue which grew 22%. Monitoring revenue growth reflects an increase in the number of end points being monitored, more than 90% of which renew annually. Similarly, revenue rose 11% in the first six months of 2019 (1H’19) compared to the first six months of 2018, driven by monitoring revenue growth.

Gross profit grew 22% in Q2’19 to $901,000, compared to gross profit of $736,000 in Q2’18. Gross margin increased to 65% in Q2’19 from 60% in Q2’18 due to increased revenue, improved margins on hardware, and a more favorable sales mix, as monitoring revenue has a higher gross margin than hardware. The gross margin on hardware increased to 40% in Q2’19 from 34% in Q2’18. Gross margin on monitoring revenue was level at 83% in both periods.

OmniMetrix’s Q2 total operating expenses increased 6% to $861,000 versus $814,000 in Q2’18, primarily due to higher selling, general and administrative expenses (SG&A) targeted at driving business growth. SG&A costs were flat in Q2’19 versus Q1’19.

Revenue and gross profit growth more than offset slightly higher operating expenses, allowing OmniMetrix to generate operating profit of $40,000 in Q2’19 versus a loss of $78,000 in Q2’18 and a loss of $52,000 in Q1’19. For the 1H’19, Omnimetrix was able to reduce its operating loss by over 90% to $12,000 vs. $133,000 in 1H’18.

Acorn Consolidated Financial Results

Acorn’s corporate SG&A costs decreased nearly 50% to $243,000 in Q2’19 compared to $466,000 in Q2’18, reflecting ongoing implementation of cost reduction initiatives including a material reduction in personnel costs, board fees and other public company costs, including professional service fees. SG&A costs in Q2’19 increased $34,000 or 16% from Q1’19 due to tax and other seasonal expenses. Corporate overhead is not expected to change materially except as needed to support growth in OmniMetrix.

Lower corporate expense coupled with revenue growth at OmniMetrix allowed Acorn to reduce its consolidated operating loss by 63% to $203,000 in Q2’19 versus $544,000 in Q2’18.

The net loss attributable to Acorn shareholders improved to $199,000, or $0.01 per share, in Q2’19 compared to $538,000, or $0.02 per share, in Q2’18.

Net loss attributable to Acorn shareholders was $436,000, or $0.01 per share, in 1H’19 versus $1.8 million, or $0.06 per share, in 1H’18. The prior-year period included a loss of $829,000 ($0.03 per share) on the sale of Acorn’s remaining interest in DSIT.

Rights Offering

On June 28, 2019, the Company completed a rights offering, raising $2,206,000 in net proceeds after $188,000 in expenses. Pursuant to this offering 9,975,553 shares of Acorn common stock were purchased for $0.24 per share.

Repurchase of 19% Stake in OmniMetrix

On July 1, 2019 Acorn utilized proceeds from the rights offering to reacquire a 19% interest in its OMX Holdings, Inc. subsidiary (“Holdings”), which owns 100% of the membership interests of OmniMetrix, for $1,273,000, including $323,000 of accrued dividends. Acorn now controls 99% of Holdings.

Remaining proceeds from the rights offering will provide OmniMetrix with sales and marketing resources to facilitate expansion, as well as support next-generation product development and general working capital.

Liquidity and Capital Resources

On a consolidated basis, Acorn used cash of $423,000 in operating activities during 1H’19 versus $1.9 million used in the prior-year period. Of the $423,000 used in operating activities, $81,000 related to OmniMetrix and $342,000 related to Acorn corporate.

In March 2019, OmniMetrix negotiated a more favorable accounts receivable credit line which provides financing of the lesser of 75% of eligible receivables or $1 million. OmniMetrix had $191,000 outstanding on this credit line at June 30, 2019 and $312,000 was available to borrow.

As of August 9, 2019, giving effect to the repurchase of the OmniMetrix stake, Acorn had cash and cash equivalents of approximately $1,577,000 (excluding restricted cash of $304,000 held in a bank in Israel).

Management believes that its current cash plus any cash generated from operations and borrowings from available lines of credit should provide sufficient liquidity to finance the operating activities of Acorn and the operations of OmniMetrix for at least the next twelve months.

Conference Call Details
Date/Time:	Thursday, August 15th at 11:00 am EDT
Dial-in Number:	1-844-834-0644 or 1-412-317-5190 (International)
Online Replay/Transcript:	Audio file and call transcript will be posted to the
Investor section of Acorn’s website when available.
Email Option for Q&A:	acfn@catalyst-ir.com – before or after the call.

About Acorn (www.acornenergy.com) and OmniMetrix™ (www.omnimetrix.net)

Acorn Energy, Inc. owns a 99% equity stake in OmniMetrix, a pioneer and leader in machine-to-machine (M2M) and Internet of Things (IoT) wireless remote monitoring and control for gas pipelines and stand-by generators used in cell towers, medical facilities, data centers, public transportation systems and for other critical equipment, including at federal, state and municipal government facilities. OmniMetrix offers proven, cost-effective solutions for making critical systems more reliable with thousands of monitored assets and thousands of customers, including 25 in the Fortune 500 or Fortune Global 500.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that Acorn will be successful in growing its business, reaching profitability, or maximizing the value of its operating company and other assets. A complete discussion of the risks and uncertainties that may affect Acorn Energy’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Follow us

Twitter: @Acorn_IR and @OmniMetrix

Investor Relations Contacts

William Jones, 267-987-2082

David Collins, 212-924-9800

Catalyst IR

acfn@catalyst-ir.com

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Six months ended June 30,		Three months ended June 30,
	2019	2018	2019	2018

Revenue	$2,704	$2,439	$1,377	$1,230
Cost of sales – products and services	952	958	476	494
Cost of sales – other	30	―	―	―
Gross profit	1,722	1,481	901	736
Operating expenses:
Research and development expenses	283	260	139	131
Selling, general and administrative expenses	1,903	2,133	965	1,149
Total operating expenses	2,186	2,393	1,104	1,280
Operating loss	(464)	(912)	(203)	(544)
Finance expense, net	(1)	(79)	(1)	(27)
Loss before income taxes	(465)	(991)	(204)	(571)
Income tax expense	—	―	—	―
Net loss after income taxes	(465)	(991)	(204)	(571)
Share of income in DSIT	―	33	―	―
Impairment of investment in DSIT	―	(33)	―	―
Loss on sale of interest in DSIT, net of withholding taxes and transaction costs	―	(829)	―	―
Net loss	(465)	(1,820)	(204)	(571)
Non-controlling interest share of net loss	29	60	5	33
Net loss attributable to Acorn Energy, Inc. shareholders	$(436)	$(1,760)	$(199)	$(538)

Basic and diluted net loss per share attributable to Acorn Energy, Inc. shareholders:	$(0.01)	$(0.06)	$(0.01)	$(0.02)
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders – basic	30,515	29,531	30,675	29,537
Weighted average number of shares outstanding attributable to Acorn Energy, Inc. shareholders –diluted	30,515	29,531	30,675	29,537

ACORN ENERGY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	As of June 30, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$2,933		$973
Restricted cash	304		290
Accounts receivable, net	808		665
Inventory, net	369		261
Deferred charges	680		803
Other current assets	144		144
Total current assets	5,238		3,136
Property and equipment, net	80		73
Other assets	747		710
Total assets	$6,065		$3,919
LIABILITIES AND EQUITY(DEFICIT)
Current liabilities:
Short-term credit	$191	$	―
Accounts payable	313		246
Accrued expenses	467		430
Deferred revenue	2,691		2,734
Due to former Acorn director (resigned as of August 6, 2018)	323		250
Other current liabilities	121		127
Total current liabilities	4,106		3,787
Non-current liabilities:
Deferred revenue	1,445		1,327
Due to former Acorn director (resigned as of August 6, 2018)	―		33
Other non-current liabilities	13		2
Total non-current liabilities	1,458		1,362
Commitments and contingencies
Equity(deficit):
Acorn Energy, Inc. shareholders
Common stock - $0.01 par value per share:
Authorized – 42,000,000 shares; Issued – 39,591,339 and 30,357,706 shares at June 30, 2019 and December 31, 2018, respectively	396		304
Additional paid-in capital	102,484		100,340
Warrants	1,118		1,118
Accumulated deficit	(100,500)		(100,064)
Treasury stock, at cost – 801,920 shares at June 30, 2019 and December 31, 2018	(3,036)		(3,036)
Total Acorn Energy, Inc. shareholders’ equity(deficit)	462		(1,338)
Non-controlling interests	39		108
Total equity(deficit)	501		(1,230)
Total liabilities and equity(deficit)	$6,065		$3,919